EXHIBIT 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THESECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THESECURITIES NOR ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION, WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE. UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS WARRANT CERTIFICATE MUST NOT TRADE THE PURCHASE WARRANTS REPRESENTED HEREBY OR THE COMMON SHARES ISSUABLE UPON EXERCISE THEREOF BEFORE OCTOBER 11,2008.

THE PURCHASE WARRANTS REPRESENTED BY THIS CERTIFICATE WILL BE VOID AND OF NO VALUE UNLESS EXERCISED DURING THE PERIODS SPECIFIED HEREIN, WHICH TERMINATE NO LATER THAN (A) IF A "QUALIFYING SALE EVENT", AS DEFINED IN THIS WARRANT CERTIFICATE, OCCURS ON OR PRIOR TO JUNE 11,2011,5:00 P.M. CENTRAL TIME ON THE DATE THAT IS ONE YEAR FOLLOWING THE DATE ON WHICH SUCH QUALIFYING SALES EVENT OCCURS, OR (B) IF NEITHER A QUALIFYING SALE EVENT OR A "TERMINATING SALE EVENT", AS DEFINED IN THIS WARRANT CERTIFICATE, OCCURS ON OR PRIOR TO JUNE 11, 2011, 5:00 P.M. CENTRAL TIME ON DECEMBER 11,2011.

BY ACCEPTANCE OF THIS WARRANT CERTIFICATE THE HOLDER ACKNOWLEDGES THAT THE CERTIFICATES REPRESENTING THE COMMON SHARES ISSUABLE ON EXERCISE OF THIS WARRANT CERTIFICATE, IF ISSUED AT A TIME WHEN THE COMMON SHARES ARE SUBJECT TO RESALE RESTRICTIONS UNDER APPLICABLE UNITED STATES OR CANADIAN PROVINCIAL SECURITIES LAWS, WILL BEAR A LEGEND TO THE FOLLOWING EFFECT: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON TSX."

WARRANT CERTIFICATE

GASTAR EXPLORATION LTD.
(A corporation subsisting under the laws of the Province of Alberta)

CERTIFICATE NO. 2008-1	10,000,000 PURCHASE WARRANTS entitling the holder to acquire, subject to adjustment, one (1) Common Share for each Purchase Warrant represented hereby.

THIS IS TO CERTIFY THAT GEOSTAR CORPORATION, a Michigan corporation (hereinafter referred to as the "holder"), in consideration of die payment of the sum of Ten Dollars ($10.00) in the currency of the United States of America and otiier good and valuable consideration, receipt and adequacy of which is hereby acknowledged by Gastar Exploration Ltd. (the "Corporation"), is the registered holder of that number of Purchase Warrants to acquire Common Shares (as hereinafter defined) of the Corporation as set forth in this Purchase Warrant certificate ("Warrant Certificate"). Each Purchase Warrant represented hereby entitles the holder thereof to acquire, in the manner and subject to the restrictions and adjustments set forth herein, one (1) fully paid and non-assessable common share without nominal or par value, (together with any other securities which may be issued or distributed by the Corporation with respect thereto or in substitution therefor, the "Common Shares") of die Corporation, upon valid exercise in accordance herewith during the following exercise periods and at the following exercises prices:

(A)
if a "Qualifying Sale Event" (as defined in this Warrant Certificate) occurs on or prior to June 11, 2011, at any time on or after the date of the occurrence of the Qualifying Sale Event until 5:00 p.m. Central Time on the date that is one year following the date on which the Qualifying Sale Event occurs, at an exercise price of US$2.75 per share; or

(B)
if neither a Qualifying Sale Event nor a "Terminating Sale Event" (as defined in this Warrant Certificate) occurs on or prior to June 11, 2011, at any time after June 11, 2011 until 5:00 p.m. Central Time on December 11,2011 at an exercise price of US$3.00 per share.

The right to acquire Common Shares hereunder may only be exercised by the holder within the time set forth above by:

a.	duly completing and executing the Exercise Form attached hereto;

b.
surrendering this Warrant Certificate to the headquarters office of the Corporation, currently located at 1331 Lamar Street, Suite 1080, Houston, Texas 77002 Attn: Chief Financial Officer, or such other address as the Corporation may designate to the holder in writing; and

c.
remitting cash, certified check, bank draft, money order in lawful money of the United States, payable to or to the order of the Corporation, where this Warrant Certificate is so surrendered, or submitting wire transfer of good funds to an account designated upon request by the Corporation, for the aggregate purchase price of the Common Shares so subscribed for.

The Purchase Warrants represented by this Warrant Certificate may be surrendered only upon personal delivery hereof or, if sent by mail or other means of transmission, upon actual receipt thereof by the Corporation at the office referred to above.

For purposes of this Warrant Certificate and the Purchase Warrant represented thereby:

(a)         a "Qualifying Sale Event" shall mean the time at which an asset sale or series of asset sales by the Corporation or any of its subsidiaries during the period commencing June 11, 2008 and ending on June 11, 2011 of up to and including all or substantially all of its oil and gas interests in any properties owned, purchased or acquired by the Corporation and its subsidiaries as of June 11, 2008 in Leon and Robertson Counties, Texas within the area of mutual interest, or AMI, map as outlined by the Joint Operating Agreement dated July 7, 2000 among the Corporation and GeoStar Corporation (the "Qualifying Properties"), has occurred in which total net proceeds from such sale or sales of Qualifying Properties to the Corporation and its subsidiaries exceeds US$500,000,000.00 in the aggregate;

(b)         a "Terminating Sale Event" shall mean the time at which an asset sale or series of asset sales by the Corporation and any of its subsidiaries on or prior to June 11, 2011 of all or substantially all of the Qualifying Properties has occurred in which total net proceeds of such sale or sales of Qualifying Properties to the Corporation and its subsidiaries is less than or equals US$500,000,000.00 in the aggregate, provided that the total net proceeds from an asset sale or series of asset sales allocated to the Qualifying Properties shall be confirmed in writing by an unrelated third-party investment banking firm or other unrelated industry recognized professional firm in the business of sales of oil and gas properties; and

(c)         for the purposes of the definitions of Qualifying Sale Event and Terminating Sale Event, (i) such sales shall notinclude sales of production, entry into any hedging contract, or the reimbursement of exploration, drilling, development or production costs, in the ordinary course of business, or the issuance of a production payment; (ii) "all or substantially all of the oil and gas interests" shall mean at least 90 percent of the aggregate net mineral acres constituting the Qualifying Properties; and (iii) net proceeds to the Corporation and its subsidiaries from any asset sale or series of asset sales of Qualifying Properties sold as a part of a transaction in which other assets of the Corporation or its subsidiaries are sold shall be determined in a commercially reasonable manner as confirmed in writing by an unrelated third-party investment banking firm or other unrelated industry recognized professional firm in the business of sales of oil and gas properties; provided that the determination of net proceeds shall not include any deduction from proceeds for commissions or transaction costs associated with the sale or sales of Qualifying Properties. Nothing provided in this Warrant Certificate, by its terms or otherwise, shall in any way obligate the Corporation or its subsidiaries to pursue or consummate the sale of any of the Qualifying Properties. Upon the occurrence of a Terminating Sale Event, the Purchase Warrants represented by this Warrant Certificate shall terminate and be null and void. The Corporation shall mail to the holder, or furnish for delivery by a national courier service, written notice of the occurrence of a Qualifying Sale Event or a Terminating Sale Event to the holder's address as it shall appear on the books of the Corporation within ten (10) days of the occurrence of such event.

Upon exercise of the Purchase Warrants represented by this Warrant Certificate as provided above, the person or persons in whose name or names the Common Shares issuable upon exercise of the Purchase Warrants are to be issued shall be deemed for all purposes to be the holder or holders of record of such Common Shares. The Corporation covenants that it will cause a certificate or certificates representing such Common Shares to be mailed or furnished for delivery to a national courier service to the person or persons at the address or addresses specified in the Exercise Form within five (5) Business Days. Any Common Shares issued upon exercise of this Purchase Warrant shall be subject to any registration rights agreement(s) between the Corporation and holder.

The registered holder of this Warrant Certificate may acquire any lesser number of Common Shares than the number of Common Shares which may be acquired for the Purchase Warrants represented by this Warrant Certificate. In such event, the holder shall be entitled to receive a new certificate for the balance of the Common Shares which may be acquired. To the extent that the holder is entitled to receive on the exercise or partial exercise thereof a fraction of a Common Share, such right may only be exercised in respect of such fraction in combination with another Purchase Warrant or other Purchase Warrants, which in the aggregate entitles the holder to receive a whole number of Common Shares.

If the holder is not able to or elects not to, combine Purchase Warrants so as to be entitled to acquire a whole number of Common Shares, the Corporation shall make an appropriate cash settlement. However, in respect of any holder, the Corporation shall only be required to make such a cash adjustment once and for one Purchase Warrant and no more. The amount of the cash adjustment with respect to the Common Share shall be equal to the fraction of the Common Share to which the holder would be entitled multiplied by the current market price of the Common Shares as determined in good faith by the Corporation. The obligations in this paragraph shall be required to be satisfied on the first day on which this Purchase Warrant is exercisable in accordance with its terms.

The Corporation agrees that the Corporation will:

a.
prior to June 30, 2008, have authorized and reserved, and will keep available, solely for issuance or delivery upon the exercise of the Purchase Warrants represented by this Warrant Certificate, the maximum amount of shares of Common Shares and other securities and properties as from time to time shall be receivable upon the exercise of the Purchase Warrants represented by this Warrant Certificate, free and clear of all restrictions on sale or transfer, except for:

i.
the restrictions on sale or transfer set forth in the U.S. Securities Act of 1933, the Business Corporations Act of the Province of Alberta or any other statute of Canada or a province thereof, and of regulations under any such act or other statute, relating to warrant agreements or to the rights, duties and obligations of trustees, or warrant agents, and of corporations under warrant agreements; and

ii.	restrictions created by or on behalf of the holder, and free and clear of all preemptive rights and rights of first refusal;

b.
prior to September 30, 2008 cause the Common Shares issuable upon exercise of the Purchase Warrants evidenced by this Warrant Certificate to be approved for listing on the primary stock exchange on which the Common Shares trade upon notice of official issuance;

c.
it will comply with all filing and reporting obligations required to maintain in good standing the listing of its Common Shares on a major stock exchange in either the United States or Canada, which shall include at least one of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Exchange or the Toronto Stock Exchange;

d.	use its best efforts to make all requisite securities and corporate filings as a reporting issuer under the Securities Exchange Act of 1934, as amended;

e.	perform and carry out all of the acts or things to be done by it as provided under these terms and conditions.

f.
all of the Common Shares are validly authorized and, if and when the Purchase Warrants evidenced by this Warrant Certificate is exercised in whole or in part in accordance with the terms hereof, the Common Shares issued upon such exercise, upon receipt by the Corporation of the full exercise price therefor, shall be validly issued, fully paid, non-assessable, and will not be issued in violation of any preemptive rights or other rights of stockholders;

g.
it will pay, when due and payable, any and all federal, provincial and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Common Shares or any certificate thereof pursuant to the exercise of the Purchase Warrants; and

h.
at least fifteen (15) days prior to the closing date of any event which is intended to result in either a Qualifying Sale Event or a Terminating Sale Event, the Corporation shall give written notice to the holder at the holder's address as it shall appear on the books of the Corporation specifying the particulars of such event.

If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding Common Shares into a greater number of shares, then, after the date of record for effecting such subdivision, the exercise price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split, consolidation, recapitalization, reorganization, reclassification or otherwise) the outstanding Common Shares into a smaller number of shares, then, after the date of record for effecting such combination, the exercise price in effect immediately prior to such combination will be proportionately increased. Upon each adjustment of the exercise price pursuant to the provisions of the Purchase Warrants, the number of Common Shares issuable upon exercise of each Purchase Warrant shall be adjusted by multiplying a number equal to the exercise price in effect immediately prior to such adjustment by the number of Common Shares issuable upon exercise of one Purchase Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted exercise price.

In the event of any alteration of the Common Shares, in the event of any form of reorganization of the Corporation including any amalgamation, merger or arrangement, or any dividend or distribution of other securities or property (other than additional Common Shares, which are provided for in the previous paragraph, or regularly declared cash dividends on Common Shares), or successive transactions thereof, the holders of Purchase Warrants shall, upon exercise of the Purchase Warrants following the occurrence of any of those events, be entitled to receive the same number and kind of shares, securities or property that they would have been entitled to receive had they exercised their Purchase Warrants immediately prior to the occurrence of those events. The Corporation covenants to take such steps as may be necessary to ensure that the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of the Purchase Warrants represented by this Warrant Certificate, pursuant to any of the alterations described above, shall be responsible for all of the agreements and obligations of the Corporation hereunder, and the Corporation shall ensure that such issuer executes an agreement with the holder providing that the holder has the rights thereafter to receive upon exercise of the Purchase Warrants represented by this Warrant Certificate such shares, securities or property. In case at any time the Corporation shall take any action requiring an adjustment as described above, the Corporation shall mail or furnish for delivery to a national courier service, a written notice thereof to the holder at the holder's address as it shall appear on the books of the Corporation, at least ten (10) days prior to the date as of which the holders of record of the Common Shares are entitled to receive any shares, securities or property.

The holding of the Purchase Warrants represented by this Warrant Certificate shall not constitute the holder hereof a shareholder of the Corporation or entitle the holder to any right or interest in respect thereof except as expressly provided in this Warrant Certificate.

The Purchase Warrants represented by this Warrant Certificate may be transferred, on the register kept at the principal offices of the Corporation in Houston, Texas or such other place as designated by the Corporation, by the registered holder hereof or its legal representatives or its attorney duly appointed by an instrument in writing in form and execution reasonably satisfactory to the Corporation.

By acceptance of this Warrant Certificate, the holder represents that the holder is (i) an "Accredited Investor" (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended), and holder acknowledges that the Warrants represented by this Warrant Certificate and the Common Shares issued upon exercise will constitute "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred except pursuant to an effective registration statement or a valid exemption from registration thereunder, and (ii) acquiring the Purchase Warrant evidenced by this Warrant Certificate as principal and not for the benefit of any other person, and is an "accredited investor" within the meaning of Canadian National Instrument No. 45-106.

This Warrant Certificate shall not be valid for any purpose whatever unless and until it has been signed by or on behalf of the Corporation.

Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of the this Warrant Certificate, and upon receipt of indemnity reasonably satisfactory to the Corporation, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Corporation shall execute and deliver to the holder a new Warrant Certificate of like date, tenor and denomination.

This Warrant Certificate and the Purchase Warrants represented thereby shall not be transferable by the holder, except that (i) the holder may transfer all the Purchase Warrants evidenced by this Warrant Certificate to a single successor, heir or estate of the holder by operation of law and (ii) GeoStar Corporation, as the initial holder, or its successor by operation of law, may transfer all or a portion of the Purchase Warrants represented by initial Warrant Certificate No. 2008-1 to no more than five affiliates or designees of GeoStar Corporation, provided such transferees represent to the Company in writing that they are Accredited Investors.

The parties hereto irrevocably consent to the exclusive personal jurisdiction of the courts of the State of Texas or federal court residing in the State of Texas in connection with any action or proceeding arising out of or relating to the Purchase Warrants represented by this Warrant Certificate, any document or instrument delivered pursuant to, in connection with or simultaneously with the Purchase Warrants represented by this Warrant Certificate, or a breach of such Purchase Warrants or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made to the respective agents of the parties designated to receive service of process. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

The resolution of any controversy or claim, whether based in contract, tort or otherwise, arising out of or relating to this Warrant Certificate or the Purchase Warrants represented hereby, shall be subject to, and governed by, all of the dispute resolution provisions of Article X of that certain Final Settlement Agreement and Comprehensive Mutual Release dated June 11, 2009 by and among the Corporation, GeoStar Corporation and certain other parties thereto (the "Settlement Agreement"), including the right to initiate, and obligation to be bound by, binding arbitration under the rules of the American Arbitration Association to the extent set forth in Article X of the Settlement Agreement. Any such controversy or claim arising out of this Warrant Certificate or the Purchase Warrants represented hereby shall be deemed a "Claim" within the meaning of Article X of the Settlement Agreement. The holder of this Warrant Certificate, by its acceptance hereof, shall be deemed to have agreed and consented to being bound by the provisions of Article X of the Settlement Agreement, a copy of which shall be provided to the holder by the Corporation upon written request addressed to the principal offices of the Corporation.

No course of dealing and no delay or omission on the part of the holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the holder's rights, powers or remedies. No right, power or remedy conferred by the Purchase Warrants represented by this Warrant Certificate upon the holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

The Purchase Warrants represented by this Warrant Certificate may be amended only by a written instrument executed by the Corporation and holders of a majority of the outstanding Purchase Warrants represented by Warrant Certificates. The amendment shall be effective against all present and future holders when executed. Notice of any such amendment shall be sent by the Corporation to all registered holders of outstanding Warrant Certificates at the addresses set forth in the books of the Corporation within ten (10) days of effecting any such amendment.

Unless herein otherwise expressly provided, any notice to be given hereunder shall be in writing and may be given by mail or by facsimile transmission or by personal delivery:

s
if to the Corporation, the headquarters office of the Corporation, currently located at 1331 Lamar Street, Suite 1080, Houston, Texas 77002 Attn: Chief Financial Officer, or if by facsimile transmission to the attention of the Chief Financial Officer at telephone no.: 713-739-0428, or such other address or facsimile number as the Corporation may designate to the holder in writing; or

s
if to GeoStar Corporation, as the initial holder of the Purchase Warrants, the headquarters office, currently located at 2480 West Campus Drive, Building C, Mt. Pleasant, Michigan 48858Attn: Thomas E. Robinson, or if by facsimile transmission to the attention of Thomas E. Robinson at telephone no.: 989-773-0006, or such other address or facsimile number as GeoStar Corporation may designate to the Corporation in writing;

s	if to any other holder, at the address set forth on the books of the Corporation for such holder;

and shall be deemed to have been given at the time of delivery or on the third Business Day after mailing or on the Business Day of the facsimile transmission. Any delivery made or facsimile sent on a day other than a Business Day, or after 3:00 p.m. (Central time) on a Business Day, shall be deemed to be received on the next following Business Day.

For the purposes hereof, "Business Day" means a day which is not Saturday or Sunday or a civic or statutory holiday in Houston, Texas.

Time shall be of the essence hereof. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Texas without regard to the application of conflict of law principles of Texas, and shall be treated in all respects as a Texas contract.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officers as of June 11, 2008.

GASTAR EXPLORATION LTD.

Per:         /s/  J. RUSSELL PORTER
J. Russell Porter, Chief Executive Officer

TRANSFER OF PURCHASE WARRANTS

NOTICE: TRANSFERS OF THE PURCHASE WARRANTS EVEIDENCED BY THIS WARRANT CERTIFICATE ARE LIMITED BY THE TERMS OF THIS WARRANT CERTIFICATE.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to.__________________________________. Purchase Warrants of Gastar Exploration Ltd. (the "Corporation") registered in the name of the undersigned on the records of the Corporation represented by the Warrant Certificate attached and irrevocably appoints the Secretary of the Corporation the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

If less than all the Purchase Warrants represented by this Warrant Certificate are being transferred, the Warrant Certificate representing those Purchase Warrants not transferred will be registered in the name appearing on the face of this Warrant Certificate and such certificates (please check one):

(a) ______ should be sent by first class mail to the following address:

(b) ______ should be held for pick up at the principal office of the Corporation, at which this Warrant Certificate is deposited.

DATED the ______ day of _____________, ______

Signature Guaranteed
(Signature of holder - with title, if appropriate)

Instructions:

1.	Signature of the holder must be the signature of the person appearing on the face of this Warrant Certificate.

2.
If the Transfer Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the certificate must be accompanied by evidence of authority to sign reasonably satisfactory to the Corporation.

3.	The signature on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

4.	Purchase Warrants shall only be transferable in accordance with applicable laws.

5.
The Purchase Warrants and the Common Shares issuable upon exercise thereof have not been registered under the United States Securities Act of 1933 , as amended (the "U.S. Securities Act"), or the securities laws of any state of the United States, and may not be transferred in the United States or to a U.S. Person unless the Purchase Warrants and the Common Shares have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available. In connection with any transfer of Purchase Warrants, the holder will be required to provide to the Corporation an opinion of counsel, or other evidence, in form reasonably satisfactory to the Corporation, to the effect that such transfer of Purchase Warrants does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities.

EXERCISE FORM

TO: GASTAR EXPLORATION LTD.

(a)	The undersigned hereby exercises the right to acquire Common Shares of Gastar Exploration Ltd.

(b)	The Common Shares (or other securities or property) are to be issued as follows:

Name:
(print clearly)

Address in full:

Social Insurance Number/Social Security Number/IRS Tax Identification Number: _________________________________________

Number of Common Shares:_______________________________________________

Note: If further nominees intended, please attach (and initial) schedule giving these particulars,

(c)	Such securities (please check one):

______ should be sent by first class mail to the following address:

OR

______ should be held for pick up at the office of the Corporation at its principal office at which this Warrant Certificate is deposited.

If the number of Purchase Warrants exercised are less than the number of Purchase Warrants represented hereby, the undersigned requests that the new Warrant Certificate representing the balance of the Purchase Warrants be registered in the name of:__________________________________________________

Whose address is

Such securities (please check one):

(a) ______ should be sent by first class mail to the following address:
OR

(b)	should be held for pick up at the office of the principal office of the Corporation at which this Warrant
Certificate is deposited.

In the absence of instructions to the contrary, the securities or other property will be issued in the name of or to the holder hereof and will be sent by first class mail to the last address of the holder appearing on the register maintained for the Purchase Warrants.

DATED this ____day of ___________, _____

Signature Guaranteed
(Signature of holder)

Print full name and title, if appropriate

Print full address

Instructions:

1.
The registered holder may exercise its right to receive Common Shares by completing this form and surrendering this form and the Warrant Certificate representing the Purchase Warrants being exercised to the Corporation at its principal office. Certificates for Common Shares will be delivered or mailed within twenty (20) business days after the exercise of the Purchase Warrants.

2.
If the Exercise Form indicates that Common Shares are to be issued to a person or persons other than the registered holder of the Certificate, the signature of such holder of the Exercise Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

3.
If the Exercise Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign reasonably satisfactory to the Corporation. Houston 3651079v5